Exhibit 10.67

M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, WI 53202-3509
414 765-7700
mibank.com

March 4, 2009
Ms. JoAnn Lilek
Executive Vice President and CFO
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

Re:	Waiver Letter.
Dear Ms. Lilek:
     Please make reference to that certain conditional waiver letter dated September 23, 2008 (the “Prior Waiver Letter”).
     M&I Marshall & Ilsley Bank (“M&I”) and its participant hereby waive compliance by Midwest Banc Holdings, Inc. (the “Company”) with the requirement specified in the Prior Waiver Letter that the Company raise a minimum of $100,000,000.00 in new capital pursuant to an offering of common or convertible preferred stock in the Company.
     This limited waiver is contingent on the Company prepaying the principal amount of the indebtedness owed to M&I and its participant by at least (i) $5,000,000 on or before July 1, 2009, (ii) $5,000,000 on or before October 1, 2009, and (iii) $5,000,000 on or before January 4, 2010; provided, however, that if the Company raises an additional $15,000,000 in new capital pursuant to an offering of common or convertible preferred stock in the Company, then the Company shall not be obligated to make any principal payment specified above occurring after the date on which the Company actually receives such $15,000,000 in additional capital.
     If the Company fails to comply with the requirements of this waiver letter, then this waiver shall be unilaterally withdrawn and of no further force and effect. This limited waiver shall be effective only for the specific purposes set forth herein, and shall not be deemed to be a further or continuing waiver of any other section or provision of the Company’s loan documents with M&I

Very truly yours,

M&I MARSHALL & ILSLEY BANK

By:	/s/ John Kadlac
Name:	John Kadlac
Title:	Vice President and Senior Relationship Manager